Exhibit 23.5

CONSENT OF PAUL HASTINGS LLP

We hereby consent to the reference to us as tax counsel under the captions “Questions and Answers About the Merger and the FairPoint Special Meeting,” “Summary—General—Material United States Federal Income Tax Consequences,” “Material United States Federal Income Tax Consequences—Treatment of the Merger as a Reorganization—General,” “The Merger Agreement—Conditions of the Merger,” and “Legal Matters” in the Amendment No. 1 to Registration Statement on Form S-4 (File No. 333-215758) of Consolidated Communications Holdings, Inc.  By giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

February 24, 2017	/s/ Paul Hastings LLP